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                                                                Exhibit 99(d)(1)



                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of March 6, 2001, by and between ROHN Industries, Inc., a Delaware corporation (the "COMPANY"), and UNR Asbestos-Disease Claims Trust (the "TRUST").

            WHEREAS, the Company desires to purchase up to 12,222,222 shares of Common Stock, par value $0.01, of the Company (the "SHARES"), constituting 23.1% of the outstanding Shares;

            WHEREAS, the Trust owns 29,348,051 Shares, constituting 55.6 % of the outstanding Shares;

            WHEREAS, the Company intends to commence a "modified Dutch Auction" tender offer to stockholders offering to purchase up to 5,430,729 Shares and inviting stockholders to tender Shares to the Company at a price not greater than $4.50 nor less than $3.50 per Share in cash, as specified by tendering stockholders, in all material respects on the terms of the draft Offer to Purchase (the "OFFER TO PURCHASE") on Schedule TO delivered to the Trust on the date hereof (the "OFFER");

            WHEREAS, the Company desires to purchase from the Trust and the Trust desires to sell to the Company a pro rata number (based on its relative ownership of the Company) of the total Shares to be purchased by the Company at a purchase price equal to the purchase price paid to stockholders tendering into the Offer (the "PURCHASE PRICE") in cash, pursuant to this Agreement (the "TRUST PURCHASE" and, together with the Offer, collectively the "SHARE PURCHASE");

            NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                         PURCHASE AND SALE OF THE SHARES

            Section 1.1. THE PURCHASE. On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 1.2, the Trust hereby agrees to sell, transfer and convey and assign to the Company, and the Company hereby agrees to purchase from the Trust, at a cash purchase price equal to that paid to stockholders pursuant to the Offer a number of shares (the "PURCHASED TRUST SHARES") equal to either,

            (a) if the Offer is fully subscribed or oversubscribed, 6,791,493 Shares (the "FULL SUBSCRIPTION AMOUNT"); or


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            (b)     if the Offer is undersubscribed, a number of Shares equal to the product of (i) the Full Subscription Amount multiplied by (ii) the number of Shares purchased in the Offer divided by the maximum number of Shares sought in the Offer.

            Section 1.2. CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, in New York, New York on the eleventh business day after the termination of the Offer or, if later, on the day following full satisfaction or due waiver of all of the closing conditions set forth in ARTICLE 4 hereof (other than those to be satisfied by deliveries at the Closing). At the Closing, the Trust shall deliver to the Company stock certificates representing the Purchased Trust Shares to be purchased hereunder duly endorsed for transfer or accompanied by duly executed stock powers or forms of assignment; and the Company shall deliver to the Trust the amount to be paid for the Purchased Trust Shares by wire transfer of immediately available funds to one or more accounts designated by the Trust in writing to the Company prior to the Closing.

                                    ARTICLE 2
                                 REPRESENTATIONS

            Section 2.1. REPRESENTATIONS OF THE COMPANY. The Company hereby represents and warrants to the Trust that:

            (a) The Company is validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

            (b) The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

            (c) This Agreement has been duly executed and delivered by the Company and subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and general principles of equity, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

            Section 2.2. REPRESENTATIONS OF THE TRUST. The Trust hereby represents and warrants to the Company that:

            (a) The Trust has been duly formed and is validly existing as a trust under the laws of the State of Illinois pursuant to the UNR Asbestos-Disease Claims Trust Agreement dated February 23, 1990, as amended through June 30, 2000 (the "TRUST AGREEMENT") among UNR Industries, Inc., as reorganized pursuant to the Plan of Reorganization (as defined below) as Settlor, and John H. Laeri, Jr., Michael E. Levine, The Honorable James J. McMonagle, Charles


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W. Murdock and David S. Shrager, as Trustees, pursuant to the Consolidated Plan of Reorganization dated March 14, 1989 (the "PLAN OF REORGANIZATION"), as confirmed by the order of the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "BANKRUPTCY COURT"). The Trust Agreement remains in full force and effect. The Trust has the power and authority to enter into this Agreement and, upon obtaining the approval of the sale of the Shares pursuant to this Agreement from the Bankruptcy Court (the "BANKRUPTCY COURT APPROVAL"), consummate the transactions contemplated hereby.

            (b) Except for Bankruptcy Court Approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Trustees of the Trust, and no other trust proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

            (c) This Agreement has been duly and validly executed and delivered by the Trust and, subject to the Bankruptcy Court Approval and subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and general principles of equity, constitutes a valid and binding agreement of the Trust, enforceable against the Trust in accordance with its terms.

            (d) The Trust has good and valid title to its Shares, free and clear of any lien, pledge, security interest or other encumbrance whatsoever ("LIENS") and upon payment for the Purchased Trust Shares in accordance with this Agreement, the Company will acquire good and valid title to the Purchased Trust Shares, free and clear of all Liens, restrictions, charges or adverse claims. The Trust will, upon request, execute and deliver any additional documents reasonably deemed by the Company to be necessary or desirable to complete the sale, transfer, conveyance and assignment of the Purchased Trust Shares. The Trust does not currently intend to sell, transfer, assign, pledge, distribute or otherwise dispose of any of the Shares beneficially owned by it on the date hereof, other than pursuant to this Agreement.

            (e) Other than in connection with the Bankruptcy Court Approval, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by the Trust of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Trust will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of the Trust under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument (including without limitation the Trust Agreement and the Plan of Reorganization) to which the Trust is a party or by which its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of the Trust to perform its obligations hereunder.


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                                    ARTICLE 3
                                    COVENANTS

            Section 3.1. OFFER; AGREEMENT NOT TO TENDER. (a) The Offer shall be for not more than 5,430,729 Shares at a purchase price of not greater than $4.50 nor less than $3.50 per Share and shall be in all material respects on the terms of the draft Tender Offer Statement on Schedule TO delivered to the Trust on the date hereof.

            (b) The Trust shall not tender any Shares in the Offer.

            (c) The Company shall not (i) accept for purchase or purchase more than 5,430,729 Shares in the Offer (including in connection with odd lot purchases), or (ii) pay more than $4.50 per Share, unless the Company and the Trust shall first have entered into a written agreement amending this Agreement with respect thereto.

            Section 3.2. RESTRICTIONS ON TRANSFER, PROXIES AND NON-INTERFERENCE. Until the completion of the Trust Purchase or the termination of this Agreement, the Trust shall not (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Shares, (ii) grant any proxies, powers of attorney or other authorization or consent, deposit any Shares into an agreement with respect to any such Shares or (iii) take any action that would make any representation or warranty of the Trust contained herein untrue or incorrect or have the effect of preventing or disabling the Trust from performing its obligations under this Agreement.

            Section 3.3. BANKRUPTCY COURT APPROVAL. Promptly upon the announcement of the Offer, the Trust will use its best efforts to obtain Bankruptcy Court Approval of this Agreement and the transactions contemplated hereby on an expedited basis.

                                    ARTICLE 4
                           CONDITIONS OF THE AGREEMENT

            Section 4.1. CONDITIONS TO OBLIGATION OF THE TRUST. The obligations of the Trust to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) The representations and warranties of the Company set forth in
Section 2.1 shall be true and correct in all material respects at and as of the date of Closing;

            (b) The Trust shall have received Bankruptcy Court Approval of this Agreement and the transactions contemplated hereby;

            (c) There shall not have been instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or


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any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the Share Purchase; and

            (d) There shall not have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Share Repurchase, the Trust or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which would is likely to directly or indirectly result in any of the consequences referred to in paragraph (c) above.

            Section 4.2. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (a) The representations and warranties of the Trust set forth in
Section 2.2 shall be true and correct in all material respects at and as of the date of the Closing;

            (b) Ten business days shall have elapsed since the termination of the Offer and the Company shall have paid for the Shares purchased thereunder;

            (c) The lenders under the Company's bank credit facility shall have made available sufficient funds to purchase the Purchased Trust Shares; and

            (d) There shall not have been instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the Share Purchase; and

            (e) There shall not have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Share Repurchase, the Trust or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which would or is likely to directly or indirectly result in any of the consequences referred to in paragraph (d) above.

                                    ARTICLE 5
                                  MISCELLANEOUS

            Section 5.1. TERMINATION. This Agreement will terminate if the Company does not commence the Offer within five business days of the date of this Agreement or the Offer expires or terminates without the Company accepting and purchasing any Shares thereunder. In addition, if the Closing has not occurred on or before the expiration of sixty days after the


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Company's acceptance of and payment for Shares pursuant to the Offer by reason of the failure of any condition under ARTICLE 4 to be satisfied, which failure has occurred and is continuing, this Agreement may be terminated by written notice of either party. In the event of any termination pursuant to this Section 5.1, all obligations of the parties hereunder shall terminate without any liability of any party to the other (except for any liability of any party then in breach).

            Section 5.2. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.

            Section 5.3 ASSIGNMENT. No party may assign either this Agreement or any of such party's rights, interests or obligations hereunder without the prior written approval of the other party.

            Section 5.4. SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

            Section 5.5. FACSIMILE SIGNATURES. Delivery of a photocopy or transmission by telecopy of a signed signature page of this Agreement shall constitute delivery of such signed signature page.

            Section 5.6. EXCLUSIVE AGREEMENT. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof and any verbal or written communication between the parties prior to the adoption of this Agreement shall be deemed merged herein and of no further force or effect.



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            IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                  ROHN Industries, Inc.


                                  By: /s/ Brian B. Pemberton
                                     -------------------------------------
                                     Name:  Brian B. Pemberton
                                     Title: President & Chief Executive Officer


                                  UNR Asbestos-Disease Claims Trust


                                  By: /s/ John H. Laeri, Jr.
                                     -------------------------------------
                                     Name:  John H. Laeri, Jr.
                                     Title: Trustee Chairman